EXHIBIT 99.2

FOR RELEASE 6:00 AM ET, March 2, 2015

Contact:    Teresa Ely, Director of Shareholder Relations
Telephone:    (304) 530-0526
Email:        tely@summitfgi.com

SUMMIT FINANCIAL GROUP, INC. RESTORES DIVIDEND TO COMMON SHAREHOLDERS AND ANNOUNCES Q1 2015 DIVIDEND OF $0.08 PER SHARE
MOOREFIELD, WV - March 2, 2015 (GLOBE NEWSWIRE) - Summit Financial Group, Inc. (“Summit”) (NASDAQ: SMMF) today announces its intent to restore paying regular dividends to its common shareholders, and its Board of Directors recently declared a first quarter 2015 dividend of $0.08 per share payable on March 31, 2015 to common shareholders of record as of the close of business on March 16, 2015.
Summit is a $1.44 billion financial holding company headquartered in Moorefield, West Virginia. Summit provides community banking services primarily in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia, through its bank subsidiary, Summit Community Bank, Inc., which operates fifteen banking locations. Summit also operates Summit Insurance Services, LLC in Moorefield, West Virginia and Leesburg, Virginia.

FORWARD-LOOKING STATEMENTS
This press release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Words such as “expects”, “anticipates”, “believes”, “estimates” and other similar expressions or future or conditional verbs such as “will”, “should”, “would” and “could” are intended to identify such forward-looking statements.
Although we believe the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Factors that might cause such a difference include our ability to consummate, and the results of, the private placement and rights offering; changes in the financial and securities markets, including changes with respect to the market value of our financial assets; economic and political conditions, especially in the Eastern Panhandle and South Central regions of West Virginia and the Northern and Shenandoah Valley regions of Virginia; real estate prices and sales in the Company’s markets; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; the impact of technological advances; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economies.
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to revise these statements following the date of this press release. Additional information regarding risk factors can be found in the Company’s filings with the Securities and Exchange Commission.